Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES APPOINTMENT OF RAMESH GOPALAKRISHNAN TO THE BOARD OF DIRECTORS AND ANNOUNCES THE RETIREMENT OF BOARD MEMBER BRUCE CARLSON

TEMPE, AZ, October 12, 2021 –Benchmark Electronics, Inc. (NYSE: BHE) today announced the appointment of Ramesh Gopalakrishnan as an independent director to the Company’s Board of Directors, effective October 11, 2021. Benchmark also announced today the retirement of Bruce Carlson, who has served as a board member since 2017, also effective October 11, 2021.

“Bruce has been a valuable member of the Board and we have appreciated his experience and insights,” said David W. Scheible, Chairman of the Board. “On behalf of the Board of Directors, I thank Bruce for his service and commitment to Benchmark and we wish him all the best in the future. We are also pleased to welcome Ramesh Gopalakrishnan to the Board of Directors. Ramesh brings strong global operational and strategy expertise to the Board, derived from executive leadership positions at several multi-national companies around the world. We look forward to benefitting from Ramesh’s deep manufacturing and technology experience as well as his diverse perspectives and thought leadership in support of furthering Benchmark’s strategic growth objectives.”

Mr. Gopalakrishnan currently serves as Chief Operating Officer (Wind) of TPI Composites, Inc. (NASDAQ: TPIC). Prior to joining TPI Composites, Inc. in 2016, Mr. Gopalakrishnan was with Senvion GmbH from 2013 to 2016, where he served as Executive Vice President Manufacturing from 2015 to 2016 and Senior Vice President Global Blades from 2013 to 2015. Mr. Gopalakrishnan also served as the Chief Operating Officer of Suzlon Energy Composites from 2011 to 2013. Prior to joining Suzlon, Mr. Gopalakrishnan held leadership roles in supply chain and strategy at Halliburton. Before his time at Halliburton, Mr. Gopalakrishnan held several leadership roles in operations, engineering, and advanced technology at General Electric and Siemens. Mr. Gopalakrishnan is a GE Certified Master Black Belt. He holds a bachelors of science in mechanical engineering from the Indian Institute of Technology Bombay, and a masters of science and a doctorate in mechanical engineering from State University of New York at Stony Brook.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product life cycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, complex industrials, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, SVP, Chief Strategy Officer and Head of Investor Relations

623-300-7052 or lisa.weeks@bench.com